Exhibit 99.2
CATALYTIC SOLUTIONS, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,895	$2,336
Trade accounts receivable, net	5,240	8,066
Inventories	4,707	6,184
Prepaid expenses and other current assets	1,944	2,010

Total current assets	13,786	18,596

Property and equipment, net	2,634	2,897
Intangible assets, net	4,118	4,445
Goodwill	4,339	4,223
Other assets	245	82

Total assets	$25,122	$30,243

Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$2,577	$5,147
Current portion of long-term debt	3,000	3,000
Secured convertible notes	3,620	—
Accounts payable	4,811	4,967
Deferred revenue	—	195
Accrued salaries and benefits	1,606	1,294
Accrued expenses	3,807	5,365
Deferred gain on sale of intellectual property	—	1,900
Income taxes payable	624	1,081

Total current liabilities	20,045	22,949
Long-term debt, excluding current portion	53	75
Deferred tax liability	1,353	1,336

Total liabilities	21,451	24,360

Commitments and contingencies
Stockholders’ equity
Common stock, no par value. Authorized 148,500,000 shares; issued and outstanding 69,761,902 shares at September 30, 2010 and December 31, 2009	156,350	156,216
Treasury stock at cost (60,000 shares)	(100)	(100)
Accumulated other comprehensive loss	(543)	(889)
Accumulated deficit	(152,036)	(149,344)

Total stockholders’ equity	3,671	5,883

Total liabilities and stockholders’ equity	$25,122	$30,243

See accompanying notes to condensed consolidated financial statements.

CATALYTIC SOLUTIONS, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Revenues	$10,939	$13,401	$36,310	$32,545
Cost of revenues	8,416	10,115	27,012	25,697

Gross margin	2,523	3,286	9,298	6,848

Operating expenses:
Sales and marketing	789	1,012	2,350	3,124
Research and development	1,062	2,137	3,207	5,861
General and administrative	1,939	2,060	6,066	6,048
Recapitalization expense	769	301	1,496	956
Severance expense	—	11	15	249
Gain on sale of intellectual property	—	—	(3,900)	(2,500)

Total operating expenses	4,559	5,521	9,234	13,738

(Loss) income from operations	(2,036)	(2,235)	64	(6,890)

Other income (expense):
Interest income	2	3	4	16
Interest expense	(1,487)	(618)	(2,165)	(2,130)
Other	(600)	(532)	(709)	(1,307)

Total other expense, net	(2,085)	(1,147)	(2,870)	(3,421)

Loss from continuing operations before income taxes	(4,121)	(3,382)	(2,806)	(10,311)

Income tax (benefit) expense from continuing operations	(52)	(208)	457	(141)

Net loss from continuing operations	(4,069)	(3,174)	(3,263)	(10,170)

Discontinued operations:
Income (loss) from discontinued operations	1,097	36	936	(1,123)
Income tax expense from discontinued operations	365	—	365	1

Net income (loss) from discontinued operations	732	36	571	(1,124)

Net loss	$(3,337)	$(3,138)	$(2,692)	$(11,294)

Basic and diluted net loss per share:
Net loss from continuing operations	$(0.06)	$(0.05)	$(0.05)	$(0.15)
Net income (loss) from discontinued operations	$0.01	—	$0.01	$(0.02)

Basic and diluted net loss per share	$(0.05)	$(0.04)	$(0.04)	$(0.16)

Weighted average number of common shares outstanding (000s):
Basic and diluted	69,762	69,762	69,762	69,762

See accompanying notes to condensed consolidated financial statements.

CATALYTIC SOLUTIONS, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30
	2010	2009
Cash flows from operating activities:
Net loss	$(2,692)	$(11,294)
Net (income) loss from discontinued operations	(571)	1,124
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	925	963
Recovery of doubtful accounts, net	(24)	—
Stock-based compensation	134	517
Change in fair value of financial instruments	261	(222)
Amortization of debt discount on convertible notes	1,359	—
Loss on foreign currency transactions	438	513
Amortization of deferred financing costs	272	367
Loss on unconsolidated affiliate	31	916
Loss on sale of property and equipment	28	277
Gain on sale of intellectual property	(3,900)	(2,500)
Changes in operating assets and liabilities:
Trade accounts receivable	2,972	(1,643)
Inventories	1,561	2,493
Prepaid expenses and other assets	854	2,500
Accounts payable	(209)	2,973
Income taxes payable	(843)	(362)
Accrued expenses and other current liabilities	(532)	(35)

Cash provided by (used in) operating activities of continuing operations	64	(3,413)

Cash (used in) provided by operating activities of discontinued operations	(564)	657

Net cash used in operating activities	(500)	(2,756)

Cash flows from investing activities:
Purchases of property and equipment	(235)	(728)
Investment in unconsolidated affiliate	(413)	—
Proceeds from sale of property and equipment	—	12
Proceeds from sale of intellectual property	2,000	2,500

Net cash provided by investing activities of continuing operations	1,352	1,784

Net cash used in investing activities of discontinued operations	—	(54)

Net cash provided by investing activities	1,352	1,730

Cash flows from financing activities:
Borrowings under line of credit	835	—
Proceeds from issuance of debt	2,000	—
Repayments under line of credit	(3,659)	(2,552)
Proceeds from long-term debt	—	38
Repayment of long-term debt	(22)	—
Payments for debt issuance costs	(272)	(12)

Net cash used in financing activities	(1,118)	(2,526)

Effect of exchange rates on cash	(175)	(90)
Net change in cash and cash equivalents	(441)	(3,642)
Cash and cash equivalents at beginning of period	2,336	6,726

Cash and cash equivalents at end of period	$1,895	$3,084

Supplemental disclosures of cash flow information:
Cash paid for interest	$339	$951
Cash paid for income taxes	$1,171	$141
See accompanying notes to condensed consolidated financial statements.

CATALYTIC SOLUTIONS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1. Significant Accounting Policies:
a.	Description of Business

Catalytic Solutions, Inc. (the “Company”, “CSI”) is a global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel and light duty vehicle markets. The Company’s emissions control systems and products are designed to deliver high value to its customers while benefiting the global environment through air quality improvement, sustainability and energy efficiency.

On October 15, 2010, Clean Diesel Technologies, Inc.’s (“Clean Diesel”, “CDTI”) wholly-owned subsidiary, CDTI Merger Sub, Inc., merged with and into CSI, with CSI continuing as the surviving corporation and as a wholly-owned subsidiary of Clean Diesel (the “Merger”). As further described in Note 13, the Company was considered the acquirer for accounting purposes and the surviving corporation in the merger. In addition, the shares of CSI common stock, which previously traded under the ticker symbols “CTS” and “CTSU” on the AIM market of the London Stock Exchange (the “AIM”), ceased trading on, and were delisted from, the AIM. These shares were converted into Clean Diesel common stock, ticker symbol “CDTID” on the NASDAQ Global Market. The ticker symbol reverted back to “CDTI” on November 15, 2010.

CSI currently has operations in the USA, Canada, France, Japan and Sweden as well as an Asian joint venture.

b.	Liquidity

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Therefore, the consolidated financial statements contemplate the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has suffered recurring losses and negative cash flows from operations since its inception, resulting in an accumulated deficit of $152.0 million at September 30, 2010. The Company has funded its operations through equity sales, debt and bank borrowings. In addition, due to non-compliance with certain loan covenants (described below) and per the repayment obligations under the Company’s loan agreements, substantially all the debt of the Company has been classified as current at September 30, 2010. As a result of this classification, the Company has a working capital deficit of $6.2 million. The covenants are almost exclusively based on the performance of the Company’s Engine Control Systems subsidiary. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank (see Note 3 for a discussion of the Fifth Third Bank loan agreement). The covenants that the Company failed to achieve are those related to the annualized earnings before interest, tax, depreciation and amortization (EBITDA) and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The Bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expires on January 15, 2011.

At September 30, 2010 the Company had $1.9 million in cash. The Company’s access to working capital is limited and its debt service obligations and projected operating costs for 2010 exceed its cash balance at September 30, 2010. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

In connection with the Merger, the Company issued $4.0 million of secured convertible notes (the “Notes”) to a group of qualified investors. $2.0 million of theses notes were issued in June and July 2010, with the remaining $2.0 million issued at the time of closing of the Merger. These agreements are discussed in greater detail in Note 3. However, there is no certainty that existing cash will be sufficient to sustain operations of the combined company without additional financing.

c.	Principles of Consolidation

The consolidated financial statements include the financial statements of Catalytic Solutions, Inc. and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

d.	Concentration of Risk

For the periods presented below, certain customers accounted for 10% or more of the Company’s revenues as follows:

	Three Months Ended September 30
Customer	2010	2009

A	29%	33%
B	13%	8%
C	12%	37%

	Nine Months Ended September 30
Customer	2010	2009

A	24%	25%
B	10%	4%
C	14%	29%
Customers A and C above are automotive original equipment manufacturers (OEMs) and relate to sales within the Catalyst segment. Customer B is a systems distributor within the HDD Systems segment.

Certain customers accounted for 10% or more of the Company’s accounts receivable balance as follows:

Customer	September 30, 2010	December 31, 2009

A	24%	11%
B	18%	12%
Customer A above is a HDD systems distributor and Customer B is an automotive OEM.

For the periods presented below, certain vendors accounted for 10% or more of the Company’s raw material purchases as follows:

	Three Months Ended September 30
Vendor	2010	2009

A	20%	14%
B	14%	15%
C	12%	22%
D	8%	16%
E	4%	10%

	Nine Months Ended September 30
Vendor	2010	2009

A	21%	10%
B	11%	13%
C	8%	16%
D	13%	18%
Vendor A above is a catalyst supplier, Vendors B, C and E are substrate suppliers, and Vendor D is a precious metals supplier.

e.	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant judgments are made include but are not limited to the following: impairment of long-lived assets, stock-based compensation, the fair value of financial instruments, allowance for doubtful accounts, inventory valuation, taxes and contingent and accrued liabilities. Actual results could differ from those estimates. These estimates and assumptions are based on the Company’s best estimates and judgment. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which it believes to be reasonable under the circumstances. Estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, foreign currency fluctuations, and declines in customer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

f.	Accounting Changes

On January 1, 2009, the Company adopted EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” included in Accounting Standards Codification (ASC) topic 815. EITF 07-05 provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Upon adoption of the EITF, the Company reclassified certain of its warrants from equity to liabilities. See further discussion in Note 2.

The Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157) included in ASC Topic 820, for all assets and liabilities effective January 1, 2008 except for nonfinancial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis where the adoption was January 1, 2009. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements. ASC 820 prioritizes the inputs used in measuring fair value into the following hierarchy:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

•
Level 3: Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Goodwill impairment testing requires the Company to estimate the fair value of its reporting unit. The Company’s estimate of fair value of its reporting unit involves level 3 inputs. The estimated fair value of the HDD Systems reporting unit was derived primarily from a discounted cash flow model utilizing significant unobservable inputs including expected cash flows and discount rates. In addition, the Company considered the overall fair values of its reporting units as compared to the market capitalization of the Company. The Company determined that no goodwill impairment existed as of December 31, 2009. The Company evaluated the reporting unit to assess if a triggering event occurred subsequent to December 31, 2009 through September 30, 2010 necessitating a detailed analysis (the first step in the two-step process) and concluded that no such triggering event had occurred in the HDD Systems reporting unit. However, it is reasonably possible that future impairment tests may result in a different conclusion for the goodwill of the HDD Systems reporting unit. The estimate of fair value of the reporting units is sensitive to certain factors including but not limited to the following: movements in the Company’s share price, changes in discount rates and the Company’s cost of capital, growth of the reporting unit’s revenue, cost structure of the reporting unit, successful completion of research and development and customer acceptance of new products and approval of the reporting unit’s product by regulatory agencies.

During 2009, the Company elected to change its accounting policy for legal costs incurred during the registration of patents to expense such costs as incurred. Previously, the Company capitalized such costs when they concluded such costs resulted in probable future benefits. Due to the administrative difficulties in documenting support for the future benefit of such costs as a result of uncertainty of ultimate patent approval, the Company concluded the new method of accounting was preferable.

The adjustments to the Company’s balance sheet and statement of operations as of and for the nine months ended September 30, 2009 were not material and include: (i) reductions to intangible assets, total assets, and total stockholders’ equity and an increase to accumulated deficit of $0.6 million and (ii) increases to general and administrative expenses and net loss of $0.1 million. Loss per share and cash flows from operations are $0.01 greater and unchanged, respectively.

g.	Fair Value of Financial Instruments

The fair values of the Company’s cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable, accrued salaries and benefits and accrued expenses approximate carrying values due to the short maturity of these instruments. The fair values of the Company’s debt and off-balance sheet commitments are less than their carrying values as a result of deteriorating credit quality of the Company and, therefore, it is expected that current market rates would be higher than those currently being experienced by the Company.

It is not practical to estimate the fair value of these instruments as the Company’s debt is not publicly traded and the Company’s current financial position and the recent credit crisis experienced by financial institutions have caused current financing options to be limited.

h.	Recapitalization Expense

The Company has been in the process of recapitalizing to improve its financial stability. The recapitalization has required the Company to hire a financial advisor, Allen & Company, as well as legal and accounting experts to evaluate its options and to guide it through the process of the Merger with CDTI. Such costs have been charged to expense as incurred.

Note 2. Warrants
The exercisable warrants and their associated exercise prices are shown below at September 30, 2010:

Warrants exercisable into common stock (issued in USD)	37,500
Exercise price	$1.67
Warrants exercisable into common stock (issued in GBX)	4,367,115
Weighted average exercise price	$1.02
The Company has outstanding warrants to purchase its common stock held by Cycad Group, LLC, Capital Works ECS Investors, LLC and SVB Financial Group, an affiliate of Silicon Valley Bank (“SVB”). The Company adopted EITF 07-05 on January 1, 2009. With the adoption of EITF 07-05, the warrants to Cycad Group, LLC and Capital Works ECS Investors, LLC were determined not to be solely linked to the stock price of the Company and therefore require classification as liabilities. As a result of the adoption on January 1, 2009, the Company recorded a cumulative effect of change in accounting principle of $2.3 million directly as a reduction of accumulated deficit representing the decline in fair value between the issuance and adoption date. For the nine months ended September 30, 2009, the application of EITF 07-05 resulted in an increase to other income of $0.2 million resulting from a decline in the fair value of the warrants during the period.
SVB Financial Group cancelled its 37,500 warrants on October 15, 2010, immediately prior to completion of the Merger. Warrants held by Cycad Group, LLC and Capital Works ECS Investors, LLC were converted to CDTI warrants upon completion of the Merger.
Note 3. Debt
The Company has a demand revolving credit line through Fifth Third Bank with a maximum principal amount of Canadian $6.0 million and availability based upon eligible accounts receivable and inventory. At September 30, 2010, the outstanding balance in U.S. dollars was $2.6 million with $2.8 million available for borrowings by Engine Control Systems in Canada. The loan is collateralized by the assets of the Company. The interest rate on the line of credit is variable based upon Canadian and U.S. Prime Rates. As of September 30, 2010, the weighted average borrowing rate on the line of credit was 6.17% compared to 4.48% as of December 31, 2009. The Company is also subject to covenants on minimum levels of tangible capital funds, fixed charge coverage, EBITDA, funded debt-to-earnings before income tax and depreciation and amortization. In the event of default, the bank may demand payment on all amounts outstanding immediately. The Company is also restricted from paying corporate distributions in excess of $250,000. The loan agreement also includes a material adverse change clause, exercisable if, in the opinion of the bank, there is a material adverse change in the financial condition, ownership or operation of Engine Control Systems or the Company. If the bank deems that a material adverse change has occurred, the bank may terminate the Company’s right to borrow under the agreement and demand payment of all amounts outstanding under the agreement. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank. The covenants that the Company failed to achieve are those related to the annualized EBITDA and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expired on August 31, 2010. A further extension until November 30, 2010 was to be granted if the proposed Merger with CDTI was completed by August 1, 2010, and as of August 31, 2010, the secured convertible notes issued by the Company in connection with the capital raise had been converted to common equity and the security granted to the convertible noteholders had been released; the Company had $3.0 million of free cash on its balance sheet; the Engine Control Systems subsidiary had Canadian $2.0 million available under the existing loan agreement; and no default, forbearance default or event of default (as defined in the credit and forbearance agreements) was outstanding.

Although the merger was not completed by August 1, 2010, or before the August 31, 2010, expiration date for the then current forbearance, Fifth Third Bank extended the forbearance until October 15, 2010, and, upon consummation of the Merger, for a further period of 90 days until January 15, 2011, but the credit limit has been reduced to $6.0 million, the interest rate has increased by 0.25% to U.S./Canadian Prime Rate plus 3.00%.
The Company has $3.0 million of consideration due to the seller as part of the Applied Utility Systems acquisition. The consideration was due August 28, 2009 and accrues interest at 5.36%. At September 30, 2010 the Company had accrued $0.7 million of unpaid interest. In addition, the Company may be obligated to pay in connection with its acquisition of the assets of Applied Utility Systems in 2006 an earn-out amount with respect to the period during which it operated the acquired business. The Company has reached an agreement with the seller on the payment terms and amounts due. See further discussion in Note 11.
On June 2, 2010, the Company entered into an agreement with a group of accredited investors providing for the sale of $4.0 million of secured convertible notes (“the Notes”). The Notes, as amended, bear interest at a rate of 8% per annum and were to mature on August 2, 2010. Under the agreements, $2.0 million of the Notes have been issued by the Company in four equal installments ($0.5 million each on June 2, June 8, June 28 and July 12, 2010) with the remaining $2.0 million to be issued after all conditions precedent to the closing of the merger with CDTI have been satisfied or waived (among other items). The final $2.0 million of Notes were issued on October 15, 2010. Under the terms of the Notes, the $4.0 million of Notes will be converted into newly created “Class B” common stock immediately prior to the merger with CDTI such that at the effective time of the Merger, this group of accredited investors will receive approximately 66.066% of the Company’s outstanding common stock on a fully diluted basis. A total of 75,217,000 Class B shares are issuable upon the conversion of the $2.0 million Notes issued through July 12, 2010 and an additional 75,217,000 Class B shares are issuable upon the funding and conversion of the final $2.0 million of Notes. The Company’s Class B common stock has rights identical to those of the Company’s existing Class A common stock other than its exchange rights into CDTI stock upon the Merger. Adjusted for CDTI’s one-for-six reverse stock split on October 15, 2010, each share of the Company’s Class B common stock will be exchanged for 0.010039 shares of CDTI common stock whereas each share of the Company’s Class A common stock will be exchanged for 0.007888 shares of CDTI common stock and warrants to purchase 0.006454 shares of CDTI common stock.
If the Merger was not completed by August 2, 2010, the Notes required repayment of principal including any interest and an additional payment premium of two times (2X) the outstanding principal amount. The Company did not repay the Notes or consummate the Merger prior to the August 2, 2010, maturity date or within the subsequent 10-day grace period. The noteholders agreed to forbear from exercising their rights or remedies with respect to the default under the terms of the Notes until October 15, 2010, per the Forbearance Letter Agreement, including any interest and additional payment premium of two times (2x) the outstanding principal amount and the interest rate increase from 8.0% to 15.0%, and to agree that the payment premium would be extinguished in the event that the Notes are converted and the Merger occurs prior to October 15, 2010.
The Notes contained two embedded financial instruments that required separate accounting at fair value. The instruments requiring separate accounting were the premium redemption feature related to the 2x premium and the contingent equity forward related to the future funding commitment. The estimate of fair value of such financial instruments involves unobservable inputs that are considered Level 3 inputs.
For the $2.0 million in Notes issued through September 30, 2010, the premium redemption instrument had an initial value upon issuance of $0.7 million and represents the fair value of the additional penalty premium of two times (2x) the outstanding principal amount plus the default interest that is due if the Notes are in default since the interest rate will increases from 8.0% to 15.0%. This instrument is considered a put option, as subsequent to August 2, 2010, the noteholders have the option of demanding payment or providing additional time extensions. The fair value of the premium redemption instrument is estimated by calculating the present value of $4.0 million plus accrued interest, based on an assumed payment date (eleven months after default date) using a high yield discount rate of 17%, multiplied by an estimated probability of its exercise.

The contingent equity forward had an initial value upon issuance of $0.7 million and represents the fair value of the additional $2.0 million that the investors have committed to fund immediately prior to the closing of the Merger with CDTI. It is considered a commitment to purchase equity since the funding would only occur from the same events that will cause the Notes to automatically convert to equity. The fair value is estimated based on the intrinsic value of the forward discounted at a risk free rate multiplied by the estimated probability that the forward will fund.
The initial value of the embedded financial instruments was recorded as a discount to the face value of the Notes and was amortized to interest expense using the effective interest method through the original maturity date of the Notes, which was August 2, 2010. The embedded financial instruments were re-measured at fair value at the end of the September 2010 reporting period with changes in fair value being recorded to other income (expense). While the financial instruments are bifurcated for measurement purposes, they are presented on a combined basis with the debt host contract.
The Notes included a beneficial conversion feature totaling $1.3 million that is contingent on the approval by the shareholders of certain amendments to the Company’s Articles of Incorporation. Once the related amendments are approved, the beneficial conversion feature will be recorded as additional non-cash interest expense. Such approvals were obtained on October 12, 2010.
A summary of the accounting at September 30, 2010 is presented in the table below.

	Convertible
	Notes (net of	Financial
(in thousands)	discount)	Instruments	Total
Assigned value on date of issuance	$641	$1,359	$2,000
Amortization of discount on notes	1,359	—	1,359
Change in fair value of financial instruments	—	261	261

Balance at September 30, 2010	$2,000	$1,620	$3,620

Long-term debt, long-term debt classified as current and financial instruments at fair value at September 30, 2010 and December 31, 2009 are summarized as follows:

(in thousands)	September 30, 2010	December 31, 2009
Line of credit	$2,577	$5,147
Consideration payable	3,000	3,000
Secured convertible notes payable with a face value of $2.0 million	3,620	—
Capital lease obligation	53	75

	9,250	8,222
Less current portion	(9,197)	(8,147)

	$53	$75

Note 4. Severance Charges
The Company has taken actions to reduce its cost base beginning in 2008 and continuing into the nine months ended September 30, 2010. As a result of these actions, the Company has accrued severance costs, which are included in accrued expenses on the accompanying consolidated balance sheets, as follows:

(in thousands)	September 30, 2010	September 30, 2009
Balance at beginning of period	$670	$187
Accrued severance expense	15	249
Paid severance expense	(322)	(343)

Balance at end of period	$363	$93

Note 5. Accrued Warranty
The Company accrues warranty upon shipment of its products. Accrued warranties are included in accrued expenses on the accompanying consolidated balance sheets. The accrued warranty is as follows:

(in thousands)	September 30, 2010	September 30, 2009
Balance at beginning of period	$371	$178
Accrued warranty expense	109	211
Warranty claims paid	(113)	(126)
Translation adjustment	8	21

Balance at end of period	$375	$284

Note 6. Net Income (loss) per Share
Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares and dilutive potential common shares. Diluted net loss per share excludes certain dilutive potential common shares outstanding as their effect is anti-dilutive on loss from continuing operations. Dilutive potential common shares include employee stock options and other warrants that are convertible into the Company’s common stock. The Company had potential option and warrant dilutive securities totaling 8,524,000 and 9,358,000 for the three and nine months ended September 30, 2010 and 2009.
For the three and nine months ended September 30, 2010 and 2009 the effect of the option and warrant dilutive securities totaling 8,524,000 and 9,358,000 equivalent shares, respectively, have been excluded in the computation of net loss per share and net loss from continuing operations per share as their impact would be anti-dilutive.
In addition to the option and warrant dilutive securities, a total of 150,434,000 Class B shares are issuable upon the conversion of the convertible notes. These shares have been excluded from the computation of net loss per share and net loss from continuing operations per share as their impact would be anti-dilutive for the Notes issued through September 30, 2010 and the remainder was issuable upon contingencies that had not been resolved as of September 30, 2010.
Note 7. TCC Joint Venture
In February 2008, the Company entered into an agreement with Tanaka Kikinzoku Kogyo K.K. (TKK) to form a new joint venture company, TC Catalyst Incorporated (TCC), a Japanese corporation. The joint venture is part of the Catalyst division. The Company entered the joint venture in order to improve its presence in Japan and Asia and strengthen its business flow into the Asian market.

In December 2008, the Company agreed to sell and transfer specific heavy duty diesel catalyst technology and intellectual property to TKK for use in the defined territory for a total selling price of $7.5 million. TKK will provide that intellectual property to TCC on a royalty-free basis. The Company also sold shares in TCC to TKK reducing its ownership to 30%. $5.0 million of the sale was completed and recognized in 2008 with $2.5 million recognized in the three months ended March 31, 2009.
In December 2009, the Company agreed to sell and transfer specific three-way catalyst and zero PGM patents to TKK for use in specific geographic regions. The patents were sold for $3.9 million. TKK paid the Company $1.9 million in 2009 and $2.0 million in the first quarter of 2010. The Company recognized the gain on sale of the patents of $3.9 million in the three months ended March 31, 2010. As part of the transaction, the Company also sold shares in TCC, which reduced its ownership in the joint venture to 5%.
The Company’s investment in TCC is accounted for using the equity method as the Company still has significant influence over TCC as a result of having a seat on TCC’s board. In February 2010, the Company entered into an agreement to loan 37.5 million JPY (approximately $0.4 million) to TCC to fund continuing operations. The loan is funded in four monthly tranches starting in February 2010 and ending in May 2010. As of September 30, 2010, the Company had loaned TCC 37.5 million JPY. If the loan is not repaid by TCC, it will offset the Company’s obligation to fund its portion of TCC’s losses. Given TCC’s historical losses, the loan has been recorded as a reduction of such obligations. At September 30, 2010, the Company’s loan to TCC less its share of accumulated losses in the amount of $0.1 million is included in other current assets. TCC operates with a March 31 fiscal year-end. Financial information for TCC as of and for the nine months ended September 30, 2010 and 2009 is as follows:

(in thousands)	September 30, 2010	September 30, 2009
Assets	$3,140	$10,271
Liabilities	8,212	13,430

Deficit	$(5,072)	$(3,159)

	Nine Months Ended September 30,
	2010	2009
Net sales	$1,797	$640

Gross Margin	$1,500	$(169)

Net loss	$(569)	$(3,309)

Note 8. Sale of Energy Systems Division
On October 1, 2009 the Company sold all significant assets of Applied Utility Systems, Inc., which comprised the Company’s Energy Systems division, for up to $10.0 million, including $8.6 million in cash and contingent consideration of $1.4 million. Of the contingent consideration, $0.5 million was contingent upon Applied Utility Systems being awarded certain projects and $0.9 million is retention against certain project and contract warranties and other obligations. The Company has not recognized any of the contingent consideration as of September 30, 2010 and will only do so if the contingencies are resolved favorably. The $0.5 million of contingent consideration that was contingent on the award of certain projects was not earned and will not be paid. The income (loss), net of tax of the Energy Systems division is presented as discontinued operations. There was no revenue included within discontinued operations for the nine month period ended September 30, 2010. Revenue included within discontinued operations was $14.1 million for the nine months ended September 30, 2009.
Note 9. Related-party Transactions
One of the Company’s Directors, Mr. Alexander (“Hap”) Ellis, III, is a partner of RockPort Capital Partners (“RockPort”), a shareholder in the Company which subscribed for $0.9 million of the Notes discussed in Note 3.

In October 2008, the Company’s Board of Directors unanimously adopted a resolution to waive the Non-Executive Directors’ right to receive, and the Company’s obligation to pay, any director fees with respect to participation in Board and Committee meetings and other matters with effect from July 1, 2008 and continuing thereafter until the Directors elect to adopt resolutions reinstating such fees. On May 1, 2009, the Directors adopted a resolution to reinstate the accrual of director fees effective January 1, 2009, with a payment schedule to be determined at a later date. As of September 30, 2010 an amount of $0.5 million was accrued for Directors fees and was due and payable to the Directors. As part of the $4.0 million issuance of Notes discussed in Note 3, the accrued director fees as of December 31, 2009, which amounted to $0.4 million, will be paid in a combination of common stock and cash, with the cash portion being $0.1 million. The 2010 director fees will be paid in cash.
Note 10. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for the nine months ended September 30, 2010 are as follows:

(in thousands)
Balance at December 31, 2009	$4,223
Effect of translation adjustment	116

Balance at September 30, 2010	$4,339

Intangible assets as of September 30, 2010 and December 31, 2009 are summarized as follows:

(in thousands)	Useful life	September 30, 2010	December 31, 2009
Trade name	15-20 years	$753	$738
Patents and know-how	5-10 years	3,862	3,792
Customer relationships	8 years	1,238	1,206

		5,853	5,736
Less accumulated amortization		(1,735)	(1,291)

		$4,118	$4,445

Aggregate amortization for amortizable intangible assets, using the straight-line amortization method for the nine months ended September 30, 2010 and 2009 was $0.4 million. Estimated amortization expense for existing intangible assets for the next five years is $0.5 million in each year.
Note 11. Legal Proceedings
In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., Applied Utility Systems entered into a Consulting Agreement with M.N. Mansour, Inc. (“Mansour, Inc.”), pursuant to which Mansour, Inc. and Dr. M.N. Mansour (“Dr. Mansour”) agreed to perform consulting services for Applied Utility Systems. As further discussed in Note 8, the income (loss), net of tax of Applied Utility Systems is presented as discontinued operations. During February 2008, Applied Utility Systems terminated the Consulting Agreement for cause and alleged that Mansour, Inc. and Dr. Mansour had breached their obligations under the Consulting Agreement. The matter was submitted to binding arbitration in Los Angeles, California. On April 13, 2010, the Arbitrator rendered a Final Award (a) finding that the Consulting Agreement was properly terminated by the Company on February 27, 2008, (b) excusing the Company from any obligation to make any further payments under the Consulting Agreement, (c) obligating Mansour, Inc. to pay the Company an amount equal to 75% of all amounts paid to Mansour Inc. by the Company under the Consulting Agreement, and (d) awarding the Company attorney’s fees in the amount of $450,000, resulting in a total award of approximately $1.2 million. A hearing was held on August 2, 2010, during which the court confirmed the arbitrator’s award in its entirety. The Company reversed its accrued liability of $1.5 million and recorded an associated gain within discontinued operations during the quarter ending September 30, 2010, which represents the period in which the court confirmed the award and the Company was legally released from its liability. The Company has not recorded the $1.2 million gain associated with the monetary court award. The Company believes that this award is not collectible in light of other related court matters.

The Company has $3.0 million of consideration due to the seller under the Applied Utility Systems Asset Purchase Agreement dated August 28, 2006. The consideration was due August 28, 2009 and accrues interest at 5.36%. At September 30, 2010, the Company had accrued $0.7 million of unpaid interest in accrued liabilities in addition to the $3.0 million consideration due recorded as current portion of long-term debt. The Company has not paid the foregoing amounts. In addition, the Asset Purchase Agreement provides that the Company would pay the seller an earn-out amount based on the revenues and net profits from the conduct of the acquired business of Applied Utility Systems. The earn-out potentially was payable over a period of ten years beginning January 1, 2009. The Company has not paid any earn-out amount for the fiscal year ended December 31, 2009 or the nine months ended September 30, 2010. The assets of the business were sold on October 1, 2009. The seller commenced an action in California Superior Court to compel arbitration regarding the consideration which was due in August 2009. Such action was stayed by the court and the seller was directed to pursue any collection action through arbitration. The seller has commenced arbitration proceedings to collect the consideration which was due in August 2009 and any earn-out amounts payable under the Asset Purchase Agreement. The earn-out requested under the proceedings is $21.0 million, which is the maximum earnable over the ten-year period of the earn-out defined in the Asset Purchase Agreement. The Company has certain claims against the seller under the terms of the Asset Purchase Agreement. In connection with the arbitration proceedings, the seller sought a writ of attachment with respect to the foregoing amounts. On September 24, 2010, the arbitrator issued an interim award granting the seller a right to a writ in the amount of approximately $2.4 million (which amount was the net amount of the approximately $3.6 million that the seller claimed was payable by the Company during August 2009 and the amount of $1.2 million that the Company was awarded against the seller in a separate arbitration action by the Company relating to the seller’s breach of his Consulting Agreement with the Company). The seller has initiated action in the California Superior Court for Orange County, California, and was granted the writ of attachment.
On October 20, 2010, the Company and the seller reached a settlement, which ends all outstanding litigation and arbitration claims between the Seller and the Company. On October 22, 2010, the Company made an initial payment to the Seller of $1.5 million. The Company is obligated to make eight subsequent quarterly payments of $250,000, commencing December 31, 2010 and ending September 30, 2012, for an aggregate of up to $2.0 million. The Seller may record a Uniform Commercial Code-1 (“UCC-1”) financing statement securing the subsequent payment obligations of the Company under the settlement agreement, which shall be subordinated to all existing liens against the Company’s assets and, subject to the Company not being in default with respect to the subsequent payment obligations, shall be subordinated to any new financing obtained by the Company or its affiliates. A UCC-1 filing is a legal form that a creditor files to give notice that it has an interest in the personal property of the debtor. The Company will record a gain on this settlement of $340,000 as part of discontinued operations during the quarter ended December 31, 2010, which represents the period in which the settlement agreement was executed and the liability legally reduced. Details of the settlement, including the discount that the Company would receive for early prepayment, are included in a Form 8-K filed by CDTI with the Securities and Exchange Commission on October 21, 2010.
On September 30, 2008, Applied Utility Systems, Inc. (“AUS”), a former subsidiary of the Company, filed a complaint against Benz Air Engineering, Inc. (“Benz Air”). The complaint was amended on January 16, 2009, and asserts claims against Benz Air for breach of contract, common counts and slander. AUS seeks $0.2 million in damages, plus interest, costs and applicable penalties. In response to the complaint, Benz Air filed a cross-complaint on November 17, 2008, which named both AUS and the Company as defendants. The cross-complaint asserts claims against AUS and the Company for breach of oral contract, breach of express warranty, breach of implied warranty, negligent misrepresentation and intentional misrepresentation and seeks not less than $0.3 million in damages, plus interest, costs and punitive damages. The Company is unable to estimate any potential payment for punitive damages as they have not been quantified by Benz Air. The Company believes it is more likely than not to prevail in this matter. The trial began on September 14, 2010 and has been postponed to November 29, 2010.

Note 12. Segment Reporting
The Company has two division segments based on the products it delivers:
Heavy Duty Diesel (HDD) Systems division — The HDD Systems division includes retrofit of legacy diesel fleets with emissions control systems and the emerging opportunity for new engine emissions controls for on- and off-road vehicles. In 2007, the Company acquired Engine Control Systems (ECS), an Ontario, Canada-based company focused on a variety of heavy duty vehicle applications. This environmental business segment specializes in the design and manufacture of verified exhaust emissions control solutions. Globally, the HDD Systems division offers a range of products for the OEM, aftermarket and retrofit markets in order to reduce exhaust emissions created by on-road, off-road and stationary diesel, gasoline and alternative fuel engines including propane and natural gas. The retrofit market in the U.S. is driven in particular by state and municipal environmental regulations and incentive funding for voluntary early compliance. The HDD Systems division derives significant revenues from retrofit with a portfolio of solutions verified by the California Air Resources Board and the United States Environmental Protection Agency.
Catalyst division — The Catalyst division is the original part of the Catalytic Solutions (CSI) business behind the Company’s proprietary Mixed Phase Catalyst (MPC®) technology enabling the Company to produce catalyst formulations for gasoline, diesel and natural gas induced emissions that offer performance, proven durability and cost effectiveness for multiple markets and a wide range of applications. A family of unique catalysts has been developed — with base-metals or low platinum group metal (PGM) and zero PGM content — to provide increased catalytic function and value for technology-driven automotive industry customers.
Corporate — Corporate includes cost for personnel, insurance and public company expenses such as legal, audit and taxes that are not allocated down to the operating divisions. During 2009, the Company changed its internal reporting to the Company’s chief operational decision makers to report corporate expenses separately from the Catalyst division. All data reported reflect this change.
Discontinued operations — In 2006, the Company purchased Applied Utility Systems, Inc., a provider of cost-effective, engineered solutions for the clean and efficient utilization of fossil fuels. Applied Utility Systems, referred to as the Company’s Energy Systems division, provided emissions control and energy systems solutions for industrial and utility boilers, process heaters, gas turbines and generation sets used largely by major utilities, industrial process plants, OEMs, refineries, food processors, product manufacturers and universities. The Energy Systems division delivered integrated systems built for customers’ specific combustion processes. As discussed in Note 8, this division was sold on October 1, 2009.
Summarized financial information for our reportable segments as of and for the nine months ended September 30, 2010 and 2009 are shown in the following table:

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in thousands)	2010	2009	2010	2009
Net sales
HDD Systems	$6,956	$5,904	$22,732	$14,700
Catalyst	3,983	7,698	13,919	18,155
Eliminations (1)	—	(201)	(341)	(310)

Total	$10,939	$13,401	$36,310	$32,545

Income (loss) from operations
HDD Systems	$454	$554	$2,367	$493
Catalyst	(846)	(2,040)	2,257	(3,808)
Corporate	(1,644)	(749)	(4,560)	(3,575)

Total	$(2,036)	$(2,235)	$64	$(6,890)

(1)	Elimination of Catalyst revenue related to sales to HDD Systems.
The nine months Catalyst division income from operations includes a $3.9 million gain on sale of intellectual property to TKK in 2010 and $2.5 million in 2009.
Net sales by geographic region based on location of sales organization for the nine months ended September 30, 2010 and 2009 are shown in the following table:

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in thousands)	2010	2009	2010	2009
United States	$4,990	$8,257	$16,336	$20,137
Canada	4,582	4,193	15,759	9,491
Europe	1,367	951	4,215	2,917

Total	$10,939	$13,401	$36,310	$32,545

Note 13. Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through November 15, 2010, the date at which the unaudited condensed consolidated financial statements were issued, and determined there are no other items to disclose.
On October 15, 2010, CDTI’s wholly-owned subsidiary, CDTI Merger Sub, Inc., merged with and into CSI, with CSI continuing as the surviving corporation and as a wholly-owned subsidiary of CDTI. CSI believes that the post merger company will be a better capitalized business with operations of the enlarged group having improved access to development capital. The Company also believes that the merged company will be better positioned to pursue and implement its business strategy with CSI providing manufacturing, regulatory expertise and North American distribution for CDTI products and technologies and CDTI providing a stronger distribution capability for CSI products in Europe and Asia.
Pursuant to the terms of the Merger Agreement, each outstanding share of (i) CSI Class A Common Stock was converted into and became exchangeable for 0.007888 fully paid and non-assessable shares of CDTI common stock on a post-split basis (0.04732553 on a pre-split basis) with any fractional shares to be paid in cash and warrants to acquire 0.006454 on a post-split basis of fully paid and non-assessable shares of CDTI common stock for $7.92 per share on a post-split basis (0.03872267 shares for $1.32 per share on a pre-split basis); and (ii) CSI Class B Common Stock was converted into and became exchangeable for 0.010039 fully paid and non-assessable shares of CDTI common stock on a post-split basis (0.06023308 on a pre-split basis) with any fractional shares to be paid in cash. In connection with the Merger and as contemplated by the Merger Agreement, CDTI also issued 166,666 shares of common stock on a post-split basis (1,000,000 shares on a pre-split basis) and warrants to purchase an additional 166,666 shares of common stock on a post-split basis (1,000,000 shares on a pre-split basis) to Allen & Company LLC, CSI’s financial advisor. The warrants issued in the Merger expire on the earlier of October 15, 2013 (the third anniversary of the effective time of the Merger) and the date that is 30 days after notice is given to the warrant holder that the market value of one share of CDTI’s common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days. As of November 9 2010, the market value of one share of CDTI’s common stock had exceeded 130% of the exercise price of the warrant for 10 consecutive days but such notice has not yet been given.

As provided in the Merger Agreement, CDTI is issuing (or reserving for issuance pursuant to “in-the-money” warrants) approximately 2,287,873 shares of CDTI common stock on a post-split basis (13,727,658 on a pre-split basis) and warrants to purchase an additional 666,583 shares of CDTI common stock (4,000,000 on a pre-split basis) in connection with the Merger. Based on the split adjusted closing price of $4.92 per share ($0.82 unadjusted for the split) of CDTI common stock on the NASDAQ Capital Market (“NASDAQ”) on October 15, 2010, the last trading day before the effectiveness of the reverse stock split and the closing of the Merger, the aggregate value of the CDTI common stock issued in connection with the Merger was approximately $11.3 million.
Following the consummation of the Merger, the holders of CSI securities (including the holders of the Notes) and CSI’s financial advisor collectively hold approximately 60% of CDTI’s outstanding common stock and CDTI stockholders (including investors in its Regulation S offering) hold the remaining 40% of CDTI’s outstanding common stock. Because CSI stockholders will own a majority of the voting stock of the combined company, CSI will assume key management positions and CSI will hold a majority of the board of directors’ seats upon closing of the Merger. CSI is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition in accordance with ASC Topic 805, Business Combinations. Accordingly, the assets and liabilities of CDTI will be recorded as of the Merger closing date at their estimated fair values.
The following table summarizes the estimated consideration paid for CDTI:

Fair Value of CDTI common stock at October 15, 2010	$7,431,000
Estimated fair value of stock options and warrants at October 15, 2010	267,000

Total estimated purchase consideration	$7,698,000

Estimated amounts of identifiable assets acquired and liabilities assumed as of acquisition date are as follows:

Current assets	$5,858,000
Property plant and equipment	219,000
Intangible assets	3,750,000
Current liabilities	(2,028,000)

Total identifiable assets assumed	7,799,000
Gain on acquisition	101,000

Total estimated purchase consideration	$7,698,000

The gain on acquisition will be recognized in other income and resulted primarily from a decline in the fair value CDTI’s common stock after the merger ratio was agreed.
The fair value of the current assets acquired includes trade receivables with a fair value of $665,000. The purchase accounting is provisional pending certain items including: receipt of the valuation on intangible assets and purchase consideration and CDTI’s closing balance sheet. The acquired intangible assets, all of which will be amortized, have a weighted average useful life of approximately 9.6 years. The preliminary identification and estimated fair values of acquired intangible assets include customer relationships $180,000 (estimated 3-year useful life), trade name $948,000 (estimated 10-year useful life), patents $2,352,000 (estimated 10-year useful life), and in-process research and development $270,000 (estimated 10-year useful life).

Supplemental Pro Forma Clean Diesel Technologies, Inc. for Business Combination
The following pro forma combined financial information shows the Company’s revenue and earnings for the periods indicated as if the Merger had been completed on January 1st of the relevant period:

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in thousands)	2010	2009	2010	2009
Revenues	$11,280	$13,654	$37,707	$33,519
Net Loss	$(4,887)	$(5,138)	$(6,684)	$(17,096)
The pro forma Combined Clean Diesel Technologies, Inc. net loss includes the elimination of historical CDTI depreciation and amortization and the addition of the amortization of the intangible assets acquired under the pro forma purchase accounting above. The pro forma net loss for the three and nine months ended September 30, 2010 includes $1.4 million and $2.8 million of merger related expense, respectively.

Following the completion of the merger, the Company will cancel its 1997 option plan and has requested all employees to consent to the cancellation of their options under the 2006 plan. All employees with options in the 2006 plan provided their consent to the Company. The cancellation of the options will result in acceleration of all remaining compensation expense yet to be earned on the cancelled options. The remaining compensation expense of $0.1 million will be recognized in the three months ending December 31, 2010.